EXHIBIT 10.w

IBM Credit LLC
North Castle Dr
Armark, NY 10504

May 11, 2004

Mr. Mitchell Rosen
Bell Industries, Inc.
1960 East Grand Avenue, Suite 560
El Segundo, CA 90245

Dear Mr. Rosen

IBM Credit LLC, formerly IBM Credit Corporation (“IBM Credit”) and Bell Industries, Inc. (“Bell Industries”) are parties to that certain Amended and Restated Agreement for Wholesale Financing (Security Agreement), dated July 18, 2002 (as amended, modified or supplemented from time to time, the “Agreement”).

Capitalized terms used in this letter that are not otherwise defined shall have the meaning ascribed thereto in the Agreement.

IBM Credit has completed a financial review of Bell Industries. As we previously discussed and after careful consideration, effective May 20, 2004, IBM Credit has decided to reduce Bell Industries’ credit line, as set forth in the Agreement, from Three Million Dollars ($3,000,000.00) to One Million Dollars ($1,000,000.00). In addition, effective June 1, 2004, IBM Credit has also decided to modify the scheduled payment plan from 1 pay 30 to 1 pay 15. Depending upon the date of each invoice, payments are due on the 5th, 15th, or 25th day of the month following your purchase. There are no financing charges associated with this plan provided that payments are received by IBM Credit during the 15 day payment period as scheduled.

Please sign below as your acknowledgment and agreement to the terms of this letter and mail the original to the attention of Ms. Lisa Fitzpatrick at the above address on or prior to May 19, 2004.

If you have any questions regarding this information, please contact Richard Blatchford at (630) 568-1262.

Sincerely,

Thomas Harahan
Manager of Credit

Acknowledged and Agreed to:

Mitchell Rosen                             5/12/04
(ADDRESSEE’S NAME)              Date

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